Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Carlisle Companies Incorporated Executive Incentive Program of our reports dated February 16, 2011, with respect to the consolidated financial statements and schedule of Carlisle Companies Incorporated and to the effectiveness of internal control over financial reporting of Carlisle Companies Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

December 28, 2011